EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into this 29th day of Sept., 2011, (the “Agreement Date”) by and between DCB Financial Corp, a registered bank holding company (“DCBF”), and its wholly-owned subsidiary The Delaware County Bank and Trust Company (“DCB&T”; collectively with DCBF, the “Bank” herein), an Ohio-chartered FDIC-insured nonmember bank, and Ronald J. Seiffert, an individual currently residing at 7570 Wills Run Lane, Blacklick, Ohio (“Executive”). The Bank and Executive will be referred to collectively herein sometimes as the “Parties.”

In consideration of the mutual promises contained herein, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Employment

a. Subject to receipt of any and all necessary regulatory approvals, DCBF and DCB&T agree to employ Executive, and Executive agrees to serve as, President and Chief Executive Officer of DCBF and as President and Chief Executive Officer of DCB&T, respectively, during the period and upon the conditions stated herein. In those capacities, Executive will devote his full professional time to rendering administrative and management services such as are customarily performed by persons situated in similar executive positions. Executive will perform such other duties as the Board of Directors of the Bank (the “Board,” which may with respect to any of its obligations hereunder designate a member or committee thereof to perform such obligation) may from time to time reasonably direct.

b. Executive agrees to serve as a Director of the Bank if elected by the shareholders, but agrees that he shall have no vote regarding matters pertaining to his employment as President and Chief Executive Officer, including but not limited to his duties, responsibilities, goals, job performance, and compensation, and further agrees that he may from time to time be excused by the Board from discussions regarding such matters and that the Board may in its sole discretion meet with other senior Bank managers out of Executive’s presence to discuss such matters. However, upon termination for any reason of Executive’s employment under this Agreement, Executive will immediately resign as a Director of the Bank and will sign all documents necessary to accomplish such resignation. In the event Executive refuses to sign documents necessary to so resign then this document will act as the resignation pursuant to this paragraph. Executive shall also be compensated for serving as a Director in accordance with the Bank’s standard policies and practices for compensating its Directors.

c. Executive will be furnished with a private office, necessary secretarial assistance, and with such other facilities, amenities, and services as are appropriate for Executive’s position and adequate for the performance of the duties hereunder.

d. Executive represents and warrants that Executive is not a party to any contract or agreement, written or unwritten, that would restrict Executive’s ability to be employed by the Bank in the manner specified herein. Executive also agrees not to disclose to the Bank any information Executive is contractually or otherwise legally bound to keep confidential.

2.	Term of Employment

Unless otherwise terminated in accordance with the provisions of this Agreement, Executive is hereby employed for a term commencing on the Agreement Date and ending December 31, 2013 (the “Initial Term”). At the end of the Initial Term this Agreement may be extended upon agreement of the Parties for additional three-year terms (each an “Extended Term”) and Executive for each such Extended Term will for all purposes continue to be considered as employed under the terms of this Agreement unless either Party notifies the other in writing no later than June 1 of the last year of any such Extended Term of his or its intent to terminate, for any reason or no reason at all as specified in paragraph 5. of this Agreement, Executive’s employment hereunder. Upon termination of employment of Executive for any reason specified in this Agreement, except as otherwise expressly provided herein this Agreement shall be deemed terminated.

3.	Standards and Evaluation of Performance

a. Executive agrees to devote Executive’s best efforts and full time to the business and affairs of the Bank and to discharge the duties reasonably assigned by the Board. Executive will not during Executive’s employment hereunder render any services as an employee, independent contractor, consultant, or otherwise, other than to the Bank, except for service on such corporate, civic, or charitable boards or committees as are approved by the Board.

b. Following input from Executive, the Board will, each contract year, provide Executive with performance goals (the “Goals”), Executive’s best efforts towards the attainment of which will constitute part of Executive’s duties. Executive will provide the Board with no less than quarterly reports on the status of attaining each of the Goals. The Board may in its discretion reasonably adjust the Goals from time to time in response to business conditions. Performance Goals for the period commencing January 1, 2012, through December 31, 2012 shall be provided to Executive no later than 90 days following the commencement of Executive’s employment under this Agreement. The Board may elect to pay to Executive a performance bonus in 2012 for Executive’s 2011 performance at its sole discretion.

c. The Board will conduct an annual performance evaluation of Executive, which process Executive will initiate no later than January 15 of each year.

4.	Compensation and Benefits

a. Base Salary. The Bank agrees to pay Executive (in addition to any payments under paragraph 1.b. of this Agreement) an initial annual salary of $225,000.00 (the “Base Salary”), payable on the Bank’s regular payroll schedule for other executive employees and subject to the standard withholdings for taxes and other appropriate items.

b. Eligibility for Performance-Based Bonus. The Goals will include standards by which Executive may achieve a performance-based bonus on an annual basis of up to $200,000.00 (the “Potential Bonus”) as described below. Commencing in 2012, no later than the date 30 days after the completion of audited financial statements for the preceding year (the “Bonus Date”), the Board will in its sole discretion determine the total performance-based bonus for that year (the “Bonus Amount”) based on the standards included in the Goals.

One-half of the Bonus Amount will be paid as a lump sum cash payment (subject to applicable withholding and payroll taxes) to Executive within 30 days of the Bonus Date and, in all events, by March 15th of the year following the year for which the Bonus Amount is being paid.

With respect to the other one-half of the Bonus Amount, Executive will be granted the option to purchase common shares of the capital stock of the Bank (the “Performance Bonus Stock Options”) in accordance with the terms of the DCB Financial Corp Long-term Stock Incentive Plan (the “Plan”) at the opening public trading price on the Bonus Date (the “Performance Bonus Exercise Price”) in an amount of shares determined by dividing one-half of the Bonus Amount as the numerator by the Performance Bonus Exercise Price as the denominator and rounding down to the largest whole number of shares. The Performance Bonus Stock Options will vest as follows:

Fraction of Shares	Vesting Date
20%	1 year from the Bonus Date
20%	2 years from the Bonus Date
20%	3 years from the Bonus Date
20%	4 years from the Bonus Date
20%	5 years from the Bonus Date

Vested Performance Bonus Stock Options will be exercisable for up to 10 years following the Bonus Date unless Executive’s employment hereunder is terminated under paragraph 5.a. below, in which case all Performance Bonus Stock Options not yet vested on the date of termination will be forfeited. The Performance Bonus Stock Options as granted by the board under the Plan shall be the only options for which Executive shall be eligible hereunder.

It is the Parties’ mutual expectation and desire that, in order to demonstrate and establish his commitment to the Bank’s shareholders, Executive will of his own accord purchase capital stock of the Bank in addition to what he may be granted and/or purchase under this paragraph 4.b.

c. Executive Employee Benefits. Executive will be eligible for all of the Bank’s employee benefit plans pursuant to the terms of those plans, as they may be amended from time to time in the Bank’s sole discretion.

d. Reimbursement for Business Expenses. The Bank will reimburse Executive for reasonable entertainment, travel, lodging and other miscellaneous expenses, whether local or out-of-city, incurred on its behalf and directly related to the performance of Executive’s duties hereunder. The Bank further agrees to furnish Executive with a corporate credit card for business use in connection with entertainment, travel, lodging and other miscellaneous expenses. The reimbursement will include the payment of reasonable expenses for attending meetings of trade associations, industry analysts’ meetings, and banking-related conferences and seminars. Executive will submit documentation of the expenses incurred in a form that is satisfactory to the Bank. The Bank may from time to time at its sole discretion conduct a review of Executive’s expenses through the Compensation Committee of the Board or an auditor appointed thereby. Bank will reimburse Executive for up to $600.00 per month (subject to applicable taxes and other appropriate withholding) for automobile lease payments.

e. Country Club Membership and Expenses. The Bank agrees to purchase a personal membership at the Wedgewood Country Club or another club agreeable to the Bank and the Executive for use by Executive and other senior managers of the Bank at Executive’s directions and to reimburse Executive for any reasonable business-related costs associated therewith, including monthly dues and assessments. Personal expenses will not be reimbursed. These expenses will be detailed and provided to the Bank in connection with Executive’s periodic submission of reasonable entertainment expenses.

f. Vacation and Leaves. Executive will be entitled, without loss of pay, to an annual vacation of not less than 4 weeks per year, to be scheduled in a reasonable manner by Executive.

g. Vacation time not used within the calendar year will be forfeited. Executive will not be entitled to receive any additional compensation from the Bank for unused vacation time, including upon the termination for any reason of Executive’s employment hereunder. Executive will be entitled to such other leaves as are provided for executive employees under Bank policies.

h. Signing Bonus. Upon execution of this Agreement and subject to receipt of any and all necessary and appropriate prior approvals, Executive shall be granted shares of common stock of DCBF under the terms of the Plan with an aggregate and gross (subject to taxes) value to Executive of $20,000.00 at the grant date to vest equally in 20% increments over a period of 5 years. Anything to the contrary herein notwithstanding, Executive shall be responsible for any and all income taxes due and owing with regard to shares of stock and options issued hereunder (subject to applicable withholding and payroll taxes required to be reported, withheld or paid by the Bank).

i. Matching Shares Purchase Benefit. Should Executive purchase additional shares of DCBF Common Stock independently outside of the Plan during the period of employment, Bank will match the purchase price of such shares up to $5,000.00, in Company shares to be issued under the terms of the Plan, during any calendar year. If Executive invests $100,000.00 or more in DCBF Common Stock during any calendar year in the Initial Term or any Extended Term, the Bank will match the purchase price of such shares up to $15,000.00 in Company shares to be issued under the terms of the Plan during any such calendar year. Anything to the contrary herein notwithstanding, Executive shall be responsible for any and all income taxes due and owing with regard to shares of stock and options issued hereunder.

5.	Termination of Employment and Severance Payment

In addition to either Party’s right to terminate Executive’s employment hereunder pursuant to paragraph 2. of this Agreement, the Bank may terminate the employment of Executive and this Agreement at any other time, with or without cause, and with or without notice. Upon the termination of Executive’s employment prior to the end of the term set forth in paragraph 2. above, the Bank will be obligated to provide Executive only with such compensation as expressly provided in this paragraph 5., but only if the Executive, before the payment date, has executed a valid mutual release and waiver in a form satisfactory to the Bank of all claims, including claims Executive may have against the Bank and related parties. Such payment to Executive under this paragraph 5. will occur either on or as soon as administratively practical after the 45th day of the effective date of the termination of Executive’s employment, provided that such termination of employment qualifies as a “separation from service” as such term is defined for purposes of Section 409A of the Internal Revenue Code (the “Code”). Further, if this period begins in one year and ends in a subsequent year, payment will be made in the subsequent year.

a. Just Cause. If the Bank terminates Executive’s employment hereunder because of Executive’s dishonesty, incompetence, misconduct, breach of fiduciary duty, unreasonable failure or refusal to perform the duties and responsibilities assigned under this Agreement (including but not limited to failure to meet the annual budget approved by the Board), willful violation of any law, rule or regulation (other than misdemeanor traffic violations or similar offenses), conviction of a felony or for fraud or embezzlement, or material breach of any provision of this Agreement (hereinafter collectively referred to termination for “Just Cause”), or if Executive resigns or retires for any reason other than provided in paragraph 5.c. below, Executive will have no right to receive any compensation for any period after such termination and any stock options provided for in paragraph 4.b. and not yet vested will be forfeited, except as set forth in paragraph 5.e. below.

b. Other than Just Cause. If the Bank terminates Executive’s employment hereunder for any reason other than Just Cause, and unless Executive’s employment is terminated or suspended pursuant to subsections c., d., e. or f. herein (which shall govern in the instances described therein), Executive will be entitled to a sum equal to an amount not greater than the average of the annual total Base Salary paid to Executive by the Bank for the last two calendar years in which he was employed by the Bank for the entire year, payable in 12 equal monthly payments subject to taxes and other appropriate withholding, provided, however, that (i) each monthly payment will be reduced by the amount of wages or other compensation for services rendered earned by Executive during the preceding month from sources other than the Bank and (ii) Executive must use reasonable efforts to obtain such employment or other work and, upon the Bank’s request, provide documentation of such efforts to the Bank’s satisfaction. Notwithstanding the foregoing, in the event that the Bank terminates Executive’s employment hereunder for any reason other than Just Cause before the end of the Initial Term, the Bank shall pay Executive an amount equal to Executive’s Base Salary in effect on the termination date in installments as aforesaid, subject to subsections (i) and (ii) above.

Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee,” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations thereunder, and is subject to the provisions of Section 409A(a)(2)(B) of the Code (or any comparable successor provision) at the time Executive’s employment is terminated, the total amount of payments that may be made to Executive under this paragraph 5.b. (including any payments made under any nonqualified deferred compensation plan as defined in Section 409A of the Code) during the first six months following Executive’s termination of employment may not exceed the amount set forth in Treasury Regulation section 1.409A-1(b)(9)(iii)(A). Any amount Executive would otherwise have been entitled to under this paragraph 5.b. (or any such nonqualified deferred compensation plan) during such six-month period shall be paid to Executive on the first day of the seventh month following termination of Executive’s employment. Furthermore, no payment will be made under this paragraph 5.b. unless (and until) Executive’s termination of employment qualifies as a “separation from service” as such term is defined for purposes of Section 409A of the Code.

c. If the Bank while Executive is employed hereunder merges with (other than a merger that would result in the beneficial owners of the stock of the Bank outstanding immediately prior thereto continuing to beneficial own, directly or indirectly, at least fifty percent (50%) of the combined voting power of the stock of the Bank or such entity resulting from the merger), is acquired by, or sells substantially all of its assets to an entity not affiliated with the Bank or an entity created for the express purpose of facilitating such a transaction, Executive will receive a sum equal to one times the average of the annual total Base Salary paid to Executive by the Bank for the last two calendar years in which he was employed by the Bank for the entire year if Executive resigns employment within one year of the closing date of such merger, acquisition, or sale.

Notwithstanding anything in this Agreement to the contrary, if Executive is a “specified employee,” within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations thereunder, and is subject to the provisions of Section 409A(a)(2)(B) of the Code (or any comparable successor provision) at the time Executive terminates his employment, Executive shall not be entitled to receive any payments under this paragraph 5.c. during the first six months following Executive’s termination of employment. Any amount Executive would otherwise have been entitled to under this paragraph 5.c. during such six-month period shall be paid to Executive on the first day of the seventh month following termination of Executive’s employment. Furthermore, no payment will be made under this paragraph 5.c. unless (and until) Executive’s termination of employment qualifies as a “separation from service” as such term is defined for purposes of Section 409A of the Code.

Notwithstanding any other provision hereof, if the aggregate of the payments provided for in this Agreement (and any other payments and benefits that the Executive has the right to receive from the Bank) would result in the Executive receiving an “excess parachute payment” (as such term is defined in Section 280G(b)(2) of the Code) in connection with any event described in this paragraph 5.c., the amount of the payments made, and benefits provided, to Executive pursuant to this Agreement shall be reduced to the greatest amount that Executive may receive that will not constitute an “excess parachute payment.” The determination of the amount of reduction required shall be made by the Bank and the choice of which payment or benefit shall be reduced shall be made by the Executive.

d. Death of Executive. Executive’s employment hereunder automatically terminates upon the death of Executive. In the event of such death, Executive’s estate will be entitled to receive the compensation due Executive through the last day of the calendar month in which Executive’s death occurred.

e. Resignation, retirement, or disability. Executive’s employment hereunder and this Agreement shall automatically terminate upon Executive’s resignation, retirement, or disability. In the event of Executive’s termination of employment due to resignation, retirement, or disability, executive’s right to receive any compensation or severance pay for any period thereafter shall terminate and any stock options not yet vested shall be forfeited. The Bank retains discretion, at its sole option, to provide Executive with a severance pay arrangement and vesting of unvested options.

f. Special Regulatory Events. Notwithstanding any other provision of this Agreement, the obligations of the Parties will be as follows in the event of any of the following circumstances:

i.	If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8 of the Federal Deposit Insurance Act, 12 U.S.C. § 1818, the Bank’s obligations under this Agreement will be suspended as of the date of service of such notice unless otherwise ordered by a tribunal of competent jurisdiction, but this provision will not affect any vested rights of the Executive. If the charges in the notice are dismissed, the Bank may, in its sole discretion, pay Executive all or part of the compensation withheld while the obligations of this Agreement were suspended and reinstate in whole or in part any of the obligations which were suspended.

ii.	If Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8 of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e) or Ohio Revised Code §§1121.33 and 1121.34, all obligations of the Bank under this Agreement will terminate as of the effective date of the order, but this provision will not affect any vested rights of the Executive.

iii.	If the Bank is in default, as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1), or declared insolvent by the Ohio Superintendent of Banks pursuant to Ohio Revised Code § 1125.09, all obligations under this Agreement will terminate as of the date of default or insolvency, but this provision will not affect any vested rights of the Executive.

iv.	All obligations under this Agreement may be terminated by the FDIC at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c), but this provision will not affect any vested rights of the Executive.

v.	The parties acknowledge and agree that, in the event either or both of DCBF and/or DCB&T are, or remain, subject to the restrictions on payment of “golden parachute” and related payments as provided by Part 359 of the FDIC regulations (12 CFR Part 359), prior to making any such payment DCBF and/or DCB&T will provide such notices and shall seek any and all such prior regulatory consents and approvals as may be necessary and appropriate in those circumstances. The parties also acknowledge that, in that event, the proposed payments may or may not be approved by regulatory authorities, in whole or in part.

6.	Executive’s Covenants Protecting the Bank’s Business Resources

a. Non-Disclosure of Trade Secrets and Other Confidential Information. Executive acknowledges that Executive has received, and the Bank agrees to continue to provide to Executive on an ongoing basis, certain of the Bank’s confidential business information. Except as appropriate in connection with Executive’s performance of his obligations under this Agreement, Executive will not divulge, disclose, reveal, or communicate to any business entity or other person such information or any trade secrets or other information that Executive may have obtained during the term of employment with the Bank concerning any matters affecting or relating to the business of the Bank, including without limitation any of its customers or borrowers (including lists thereof), sales prices (including price lists), costs, plans, technology, processes, policies, techniques, trade practices, finances, accounting methods, methods of operations, trade secrets, or other data considered by the Bank to be confidential information, for so long as such information is not publicly available other than in whole or in part through the efforts of Executive. Nothing contained in this subsection shall be construed as permitting Executive to copy and retain information or documentation, in any form whatsoever, which constitutes or includes confidential supervisory information concerning the Bank or any institution-affiliated parties.

b. Books and Records. Executive will, upon the termination of employment hereunder, surrender and deliver to the Bank all property of the Bank, including any and all customer or price lists, manuals, blueprints, operating plans, books, records, papers and similar items (including all copies thereof in his possession) that contain information regarding the business of the Bank. Executive may maintain for his own records, copies of any performance evaluations provided to him, and copies of any publicly-available records or certifications prepared or signed by Executive (“Executive’s Copies”). Executive agrees that he must maintain, at all times, all such Executive’s Copies as the Bank’s confidential business information and trade secrets, and Executive agrees that he cannot use or disclose any such information except as required by law or in connection with any litigation involving Executive and Bank. Nothing contained in this subsection shall be construed as permitting Executive to copy and retain information or documentation, in any form whatsoever, which constitutes or includes confidential supervisory information concerning the Bank or any institution-affiliated parties.

c. Covenant Not to Compete. Executive will not during employment under this Agreement or for a period of 1 year after termination, regardless of the reason for termination thereof, compete with the Bank without the Bank’s prior written consent. Executive will be deemed to be competing with the Bank if Executive is self-employed as, employed by, works for, becomes associated with (whether as partner, officer, director, 10% shareholder, consultant, Executive, agent, or otherwise), furnishes information to, or communicates with any of the Bank’s customers or borrowers on behalf of any business entity or other person that competes or that may reasonably be construed to compete with the Bank anywhere in Delaware County, Ohio, or within a 5 mile radius of any of the Bank’s branches, including but not limited to any business entity that (i) itself or through an affiliated entity produces, markets, or sells products, renders services, or engages in business activities that are the same as, similar to, or otherwise competitive with those of, or under development or research by the Bank and (ii) produces, markets, or sells such products, renders such services, or engages in such activities in the Bank’s market area at that time (as that market area may change from time to time).

Executive acknowledges that Executive is qualified for other comparable employment, including for entities that do not compete with the Bank. Accordingly, Executive represents and warrants that Executive’s experience and capabilities are such that this covenant will not prevent Executive from earning an adequate livelihood for Executive and Executive’s dependents if this covenant should be specifically enforced against Executive.

d. Other Bank Employees. Executive will not during employment under this Agreement or for a period of 2 years after termination (for any reason) thereof induce or solicit, or attempt to induce or solicit, any other Bank employee to leave employment with the Bank without the Bank’s prior written consent.

e. Remedies for Breach. Executive stipulates that the covenants contained herein are essential for the protection of the trade secrets, confidential business and technological information, customer relationships, and competitive position of the Bank; that a breach of any covenant contained herein would cause the Bank irreparable damage for which damages at law would not be an adequate remedy; and that, in addition to damages and other remedies to which the Bank would otherwise be entitled, it will be entitled to whatever injunctive relief is appropriate for any such breach. The Parties agree that whichever party prevails (by court judgment, court order or a private settlement) in any legal or equitable action to enforce any breach of this Agreement, the non-prevailing party shall reimburse the prevailing party, within thirty days of any such court judgment, court order or private settlement, for the total cost of the reasonable attorneys’ fees, costs and expenses incurred by the prevailing party in the action.

f. Tolling Period. The term(s) of any covenant(s) in this paragraph 6. will not run during any time in that Executive is in violation of said covenant(s).

g. Claims against the Bank Not a Defense. The existence of any claim(s) or cause(s) of action of Executive against the Bank will not constitute a defense to the enforcement by the Bank of any or all of the covenants contained in this paragraph 6.

h. Anything to the contrary herein notwithstanding, the Parties acknowledge and agree that in the event that the Bank or its successors become aware at any time that Executive has committed, or is substantially responsible for, or has violated, the respective acts or omissions, conditions,or offenses set forth in 12 CFR Part 359.4(a)(4), Bank or its successors shall have the right and option to terminate any severance benefits and to demand reimbursement for severance benefits paid to date.

i. Survival of Covenants. The covenants in this paragraph 6. and in paragraph 7. will survive the termination of this Agreement.

7.	Miscellaneous

a. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of (i) the Bank and its successors and assigns and (ii) Executive and Executive’s heirs and personal representatives.

b. Notices. All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered via telecopy, overnight delivery, or prepaid certified or registered U.S. Mail, return receipt requested, to the following addresses or to such other address as either party may designate by like notice.

If to the Bank, to:

Ms. Vicki Lewis

Chairperson

c/o DCB Financial Corp.

110 Riverbend Avenue

Lewis Center, Ohio 43035

If to Executive, to:

Mr. Ronald J. Seiffert

7570 Wills Run Lane

Blacklick, Ohio 43004

and to such other additional person(s) or location(s) as either party will have designated to the other party in writing by like notices.

c. Entire Agreement; Modification. This Agreement contains the entire agreement of the Parties about the subjects in it, and it replaces all prior contemporaneous oral or written agreements, understandings, statements, representations and promises by either party. No supplement, modification, or amendment to this Agreement will be effective and binding unless the same is contained in a writing accepted and duly executed by the Parties.

d. Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

e. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

f. Governing Law. This Agreement will, except to the extent that federal law will be deemed to apply, be governed by and construed and enforced in accordance with the law of Ohio.

g. Arbitration of Disputes. All disputes under this Agreement, except for claims for injunctive relief, will be settled conclusively and without right of appeal therefrom by arbitration in Delaware County, Ohio, before a single arbitrator pursuant to the Rules of Employment Arbitration and Mediation Procedures of the American Arbitration Association (“AAA”). The arbitrator will be selected by the joint agreement of the Parties, but if they do not so agree within 10 calendar days after notice from either party to the other that it is instituting arbitration, they will request from the AAA a panel of 7 arbitrators from which the Parties will alternately strike names until a single arbitrator has been selected. The initial strike will be determined by the flip of a coin. Each Party will pay its own expenses of arbitration and the expenses of the arbitrator will be equally shared provided that, if in the opinion of the arbitrator any claim, defense, or argument raised in the arbitration was unreasonable, the arbitrator may assess all or part of the expenses of the other Party (including attorney fees) and of the arbitrator as the arbitrator deems appropriate. To the extent the Parties resort to judicial action arising under this Agreement for injunctive relief, to enforce the judgment of an arbitrator, or because an arbitrator deems issues not arbitrable, the Parties hereby expressly consent to the jurisdiction of, and agree that such an action will be instituted only in, the state and federal courts sitting in or for Delaware County, Ohio, waive any objection to venue therein, and consent to service of process in any such action by certified mail.

h. Section 409A of the Code. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and any guidance published thereunder, including exemptions from Section 409A of the Code. For purposes of the limitations on nonqualified deferred compensation and applicable exceptions under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

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IN WITNESS WHEREOF, the Parties have entered this Agreement on the day and year first hereinabove written.

FOR THE BANK:

DCB Financial Corp

/s/ Vicki J. Lewis
By: Vicki J. Lewis
Its: Chairperson

/s/ Adam Stevenson
By: Adam Stevenson
Its: Director and Chair of the Compensation Committee

The Delaware County Bank & Trust Company

/s/ Vicki J. Lewis
By: Vicki J. Lewis
Its: Chairperson

/s/ Adam Stevenson
By: Adam Stevenson
Its: Director and Chair of the Compensation Committee

Executive:

/s/ Ronald J. Seiffert
Ronald J. Seiffert